Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

www.psbusinessparks.com

For Release:	Immediately
Date:	May 18, 2006
Contact:	Mr. Edward A. Stokx (818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Pricing of 7.375% Cumulative Preferred Stock, Series O

GLENDALE, California - PS Business Parks, Inc. (AMEX: PSB) announced today that it has priced a public offering of 3,000,000 depositary shares, each representing 1/1,000 of a share of the Company’s 7.375% Cumulative Preferred Stock, Series O at $25.00 per share. The Company also granted the underwriters an over allotment option to purchase an additional 450,000 depositary shares. The offering is expected to result in $75 million of gross proceeds (assuming no exercise of the underwriters’ over allotment option). Trading of the depositary shares on the AMEX is expected to begin within 30 days following initial delivery of the depositary shares under the symbol PSBPrO. The underwriters are expected to deliver the depositary shares to purchasers on or about June 16, 2006.

Wachovia Securities and Merrill Lynch & Co. acted as joint book-running managers of the offering, and Citigroup, Morgan Stanley, Credit Suisse and RBC Capital Markets acted as co-managers.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll-free at 1-800-326-5897 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of March 31, 2006, PSB wholly owned approximately 17.9 million net rentable square feet of commercial space with approximately 3,300 customers located in eight states, concentrated in California (5.4 million sq. ft.), Texas (2.9 million sq. ft.), Florida (3.2 million sq. ft.), Oregon (1.4 million sq. ft.), Virginia (2.8 million sq. ft.), Maryland (1.6 million sq. ft.) and Arizona (0.7 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company’s website is www.psbusinessparks.com.

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